EXHIBIT 99

   FOR IMMEDIATE RELEASE                      Contact: Mr. Charles R. Ofner
                                                             (281) 496-5000


Reading & Bates and Conoco to Build Second DP Class 3 Drillship

May  1, 1997,    Houston, Texas.....Reading & Bates Corporation announced  today expansion of its relationship with Conoco by formation of a new joint venture to acquire a second dynamically positioned drillship capable of drilling in water depths up to 10,000 feet. The new joint venture company will be 60% owned by Reading & Bates and 40% owned by Conoco. The vessel will carry out a 2.5 year drilling program for Conoco in the Gulf of Mexico and possibly international areas, and the balance of the initial contract period of five years will be contracted by Reading & Bates for its own account and in partnerships with other operators in the Gulf of Mexico and internationally. Total contract value is estimated at $310 million.

     The vessel is essentially identical to the previously announced unit ordered by Reading & Bates and Conoco, and will also be constructed by Samsung Heavy Industries of Korea with delivery scheduled for first quarter of 1999. The drilling unit, a 721 feet long double-hulled vessel, incorporates the most stringent American Bureau of Shipping DPS-3 dynamically positioned classification, has the additional flexibility to perform extended well tests
(EWT), includes crude oil storage and offloading capacity, provision for simultaneous drilling and testing and eventual conversion to a floating production storage and offloading (FPSO) vessel.

     Paul B. Loyd, Jr., Reading & Bates Chairman, president and CEO, stated, "We are very pleased to be expanding our relationship with Conoco to construct the second of what we believe is the finest ultra deepwater drillship ever designed. We certainly agree with Conoco's assessment of a significant shortage of deep-water drilling units, and we very much appreciate Conoco's continued confidence in Reading & Bates in partnering in this new vessel."

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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